Exhibit 10(a)

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of May 28, 2010 (this “Agreement”), is entered into among Cantel Medical Corp., a Delaware corporation (the “Borrower”), the Guarantors party to the Subsidiary Guaranty, the Lenders party hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

A.            The Borrower, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement, dated as of August 1, 2005 (as previously amended or modified, the “Credit Agreement”).

B.            The Borrower has requested that the Lenders amend the Credit Agreement as provided herein.

C.            The Lenders hereby agree to amend the Credit Agreement as provided herein.

D.            In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.             Amendments.

(a)           The pricing grid appearing in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is amended to read as follows:

Applicable Margin for Advances
Ratio of Consolidated Debt to EBITDA	Eurodollar Rate Advances	Prime Rate Advances

Greater than 2.0 to 1.0	2.50%	1.50%

Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	2.00%	1.00%

Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	1.75%	0.75%

Equal to or less than 1.0 to 1.0	1.50%	0.50%

(b)           The definition of “EBITDA” in Section 1.1 of the Credit Agreement is amended to read as follows:

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries determined on a Consolidated basis, of (i) net income (or net loss), (ii) Interest Expense,

(iii) income tax expense, (iv) depreciation expense, (v) extraordinary and nonrecurring losses (vi) amortization expense, (vii) non-cash stock compensation expenses in accordance with Accounting Standards Codification 718 and (viii) one-time costs and expenses incurred in connection with Permitted Acquisitions (not to exceed $500,000 in the aggregate during any twelve month period) to the extent such costs and expenses are incurred no later than ninety days after the consummation of the applicable Permitted Acquisition minus extraordinary and nonrecurring gains (in each case determined in accordance with GAAP).

(c)           The definition of “Permitted Acquisitions” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Permitted Acquisitions” means any acquisition by the Borrower or any of the Borrower’s Subsidiaries of all or substantially all of the assets or the capital stock or other equity interest of any Person (or segment of such Person’s business) which either (a) has been consented to in writing by the Administrative Agent and the Required Lenders, or (b) complies with each of the following: (i) such Person (or segment of such Person’s business) is engaged in a similar or related line of business as the Borrower or any of its Subsidiaries, (ii) the aggregate cash consideration payable and Debt assumed in respect of (A) any such acquisition occurring during the period from May 28, 2010 through the Revolving Credit Termination Date shall not exceed $25,000,000 and (B) all such acquisitions occurring during the period from May 28, 2010 through the Revolving Credit Termination Date shall not exceed $50,000,000, (iii) such Person (or segment of such Person’s business) on a Consolidated basis with its Subsidiaries being acquired in the proposed acquisition had positive EBITDA for the twelve (12) month period ending on the last day of the calendar month immediately preceding the closing of the proposed acquisition, (iv) after giving effect to the proposed acquisition, the Revolving Credit Availability shall equal at least $5,000,000, (v) the Borrower shall give the Administrative Agent and the Lenders not less than ten (10) Business Days prior written notice of its intention to make a Permitted Acquisition, such notice to include the proposed amounts, date and form of the proposed transaction, a reasonable description of the stock or assets to be acquired and the location of all assets, and a certificate demonstrating compliance with the financial covenants contained in Article VIII on a Pro Forma Basis after giving effect to the consummation of such acquisition, (vi) concurrently with the making of a Permitted Acquisition, the Borrower shall, as additional collateral security for the Obligations, grant or cause to be granted to the Administrative Agent for the ratable benefit of the Lenders, prior liens on and security interests (subject to Liens permitted by Section 6.1 existing with respect to such assets at the time of the Permitted Acquisition) in any of the acquired assets by the execution and delivery to the Administrative Agent of such agreements, instruments and documents as shall be reasonably satisfactory in form and substance to the Administrative Agent, and (vii) no Default shall exist and be continuing or would exist after giving effect to such acquisition.

(d)           The definition of “Revolving Credit Termination Date” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Revolving Credit Termination Date” means the earlier of (a) August 1, 2011 and (b) the Termination Date.

(e)           The pricing grid appearing in Section 2.8(a) of the Credit Agreement is amended to read as follows:

Consolidated Debt to EBITDA Ratio	Commitment fee

Greater than 2.0 to 1.0	0.40%

Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	0.30%

Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	0.25%

Equal to or less than 1.0 to 1.0	0.20%

(f)            Sections 6.7(f) and 6.7(g) of the Credit Agreement are amended to read as follows:

(f)            the Borrower may repurchase shares of its outstanding capital stock in an amount not to exceed $10,000,000 in the aggregate during the period from May 28, 2010 through the Revolving Credit Termination Date so long as (i) no Default exists or would result from such repurchase and (ii) the ratio of Consolidated Debt to EBITDA (calculated on a Pro Forma Basis) for the most recently completed four fiscal quarters of the Borrower is no more than 2.00 to 1.00; and

(g)           the Borrower may pay cash dividends to the Borrower’s shareholders in an aggregate annual amount not to exceed $3,000,000 so long as (i) no Default exists or would result therefrom and (ii) after giving effect to such dividends, the Borrower is in compliance with the financial covenants set forth in Article VIII on a pro forma basis (assuming such transactions occurred on the first day of the most recently ended four fiscal quarter period for which the Borrower has delivered the financial statements pursuant to Section 7.2 or 7.3, as applicable).

2.             Effectiveness; Conditions Precedent.  This Agreement shall be effective as of the date hereof when all of the conditions set forth in this Section 2 shall have been satisfied in form and substance satisfactory to the Administrative Agent.

(a)           Execution and Delivery of Agreement.  The Administrative Agent shall have received copies of this Agreement duly executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent.

(b)           Resolutions; Incumbency.  The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement.

(c)           Good Standing.  The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d)           Opinions.  The Administrative Agent shall have received opinions of legal counsel to the Loan Parties in form and substance reasonably satisfactory to it.

(e)           Fees and Expenses.  The Borrower shall have paid (i) to the Administrative Agent, for the account of each Lender, a nonrefundable fee equal to 0.25% of such Lender’s Revolving Credit Commitment which shall be deemed fully earned upon the effectiveness of this Agreement and (ii) all other fees and expenses that are owing, if any, from the Borrower to the Administrative Agent.

3.             Ratification of Credit Agreement.  The Loan Parties acknowledge and consent to the terms set forth herein and agree that this Agreement does not impair, reduce or limit any of their obligations under the Loan Documents and all of which are hereby ratified and confirmed.

4.             Authority/Enforceability.  Each of the Loan Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) Federal Bankruptcy Code or any similar debtor relief laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(d)           The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its or its Subsidiaries’ organization documents (e.g., articles of incorporation and bylaws) or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

5.             Representations and Warranties of the Loan Parties.  The Loan Parties represent and warrant to the Lenders that (a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case, such representations and warranties are correct in all material respects as of such specific date, and (b) no event has occurred and is continuing which constitutes a Default.

6.             Release.  In  consideration of the Lenders entering into this Agreement, the Loan Parties hereby release the Administrative Agent, the Lenders and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

7.             Counterparts/Telecopy.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or .pdf shall be effective as an original.

8.             GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

CANTEL MEDICAL CORP., as Borrower

By	/S/ Andrew A. Krakauer
Name:	Andrew A. Krakauer
Title:	President and CEO

By	/S/ Craig A. Sheldon
Name:	Craig A. Sheldon
Title:	Senior VP, CFO and Treasurer

GUARANTORS:

MINNTECH CORPORATION

By	/S/ Kevin B. Finkle
Name:	Kevin B. Finkle
Title:	Senior VP, Finance and Administration

MAR COR PURIFICATION, INC.

By	/S/ Curtis D. Weitnauer
Name:	Curtis D. Weitnauer
Title:	President and CEO

CROSSTEX INTERNATIONAL, INC.

By	/S/ Gary D. Steinberg
Name:	Gary D. Steinberg
Title:	CEO and Secretary

BIOLAB EQUIPMENT ATLANTIC, LTD.

By	/S/ Craig A. Sheldon
Name:	Craig A. Sheldon
Title:	Secretary

STRONG DENTAL PRODUCTS, INC.

By	/S/ Gary D. Steinberg
Name:	Gary D. Steinberg
Title:	CEO and Secretary

ADMINSTRATIVE

AGENT & LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent,

By	/S/ Anne M. Zeschke
Name:	Anne M. Zeschke
Title:	Vice President

BANK OF AMERICA, N.A., as Issuing Bank, as Swing Line Bank and as a Lender

By	/S/ Jana L. Baker
Name:	Jana L. Baker
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/S/ Kenneth E. LaChance
Name:	Kenneth E. LaChance
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/S/ Patricia D. Georges
Name:	Patricia D. Georges
Title:	Vice President